EXHIBIT 10.2

WRITTEN CONSENT OF DIRECTORS TO CORPORATE ACTION

WITHOUT MEETING OF PHI GROUP, INC.

The undersigned, being all of the directors of the Board of Directors of PHI Group, Inc., a corporation originally incorporated in the State of Nevada on June 08, 1982 and redomiciled in the State of Wyoming on September 20, 2017 (the “Company”), hereby adopt the following resolutions in lieu of a meeting on this 28th day of December 2020.

WHEREAS, on June 29, 2020 the Company’s Board of Directors amended the new dividend ratio and the new Record Date for a special stock dividend from its holdings of Common Stock in American Pacific Resources, Inc., a subsidiary of the Company, to shareholders of Common Stock of the Company as follows: (a) Eligible shareholders: In order to be eligible for the above-mentioned special stock dividend, the minimum amount of Common Stock of PHI Group, Inc. each shareholder must hold as of December 31, 2020 (the New Record Date) is twenty (20) shares; (b) Dividend ratio: All eligible shareholders of Common Stock of the Company as of the new Record Date will be entitled to receive one (1) share of Common Stock of American Pacific Resources, Inc. for every twenty (20) shares of Common Stock of PHI Group, Inc. held by such shareholders as of the new Record date; and (c) Payment Date: the Payment Date for the distribution of the special stock dividend to be ten (10) business days after a registration statement for said special stock dividend shares is declared effective by the Securities and Exchange Commission.

WHEREAS, due to the adverse effects of the coronavirus pandemic, it deems necessary for the Company to further extend the Record Date of the American Pacific Resources, Inc. (“APR”) special stock dividend to June 30, 2021 in order to enable the Company to comply with the contractual obligations in connection with certain outstanding convertible notes and at the same time allow this subsidiary additional time to reach certain milestones that would make the planned spin-off of APR economically significant to the Company’s shareholders;

NOW, THEREFORE, BE IT RESOLVED, that the Company further extend the Record Date to June 30, 2021 and reiterate the provisions for the afore-mentioned stock dividend as follows: (a) Eligible shareholders: In order to be eligible for the above-mentioned special stock dividend, the minimum amount of Common Stock of PHI Group, Inc. each shareholder must hold as of June 30, 2021 (the New Record Date) is twenty (20) shares; (b) Dividend ratio: All eligible shareholders of Common Stock of the Company as of the new Record Date will be entitled to receive one (1) share of Common Stock of American Pacific Resources, Inc. for every twenty (20) shares of Common Stock of PHI Group, Inc. held by such shareholders as of the new Record date; and (c) Payment Date: the Payment Date for the distribution of the special stock dividend to be ten (10) business days after a registration statement for said special stock dividend shares is declared effective by the Securities and Exchange Commission.

FURTHER RESOLVED that in addition to and without limiting the foregoing, each officer of the Company be and hereby is authorized and directed to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as such officer may deem necessary, appropriate or in the best interests of the Company to effectuate the intent of the foregoing resolutions and the transactions contemplated thereby (as conclusively evidenced by the taking of such actions or the execution and delivery of such instruments and documents, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is, approved, ratified and confirmed in all respects as the act and deed of the Company.

By their signatures below, the above resolutions have been duly authorized and adopted by the Company’s Board of Directors.

Dated: December 28, 2020

/s/ Tam Bui	/s/ Henry D. Fahman
Tam Bui, Director	Henry D. Fahman, Director

/s/ Frank Hawkins
Frank Hawkins, Director